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                                                                     EXHIBIT 4.1

                              INFOCURE CORPORATION
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK


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                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


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         InfoCure Corporation, a Delaware corporation (the "Corporation"), filed its original Certificate of Incorporation with the Corporations Division on November 27, 1996. Under the provisions of and subject to the requirements
Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), the Corporation,

                              DOES HEREBY CERTIFY:

                  That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the DGCL, the Board of Directors adopted a resolution providing for the issuance of a series of preferred stock of said corporation and fixing the powers, designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, which resolution setting forth such matters is as follows:

                  WHEREAS, the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), authorizes a class of stock designated as preferred stock (the "Preferred Stock"), comprising 2,000,000 shares, par value $0.001 per share, and provides that the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions, without stockholder action, the powers, designations, voting powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the preferred stock, including, without limitation the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class or series and the dividend rights and terms of redemption (including sinking fund provisions and liquidation preferences) all to the fullest extent now or hereafter permitted by the DGCL;

                  WHEREAS, as of the date hereof, there are no issued and outstanding shares of Preferred Stock and no shares of Preferred Stock will be issued subject to the certificate of designations relating to Convertible, Redeemable Series A Preferred Stock filed with the Secretary of State of the State of Delaware on February 9, 1998 (the "1998 Designations");

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                  WHEREAS, based on the foregoing and following the cancellation of the 1998 Designations, 2,000,000 shares of the Corporation's authorized but unissued Preferred Stock will be eligible for designation as a new series thereof; and

                  WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to authorize and fix the terms of the preferred stock to be designated the Series A Convertible Preferred Stock and the number of shares constituting such preferred stock;

                  NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth:

                  FURTHER RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Fourth of the Certificate of Incorporation, the Board of Directors of the Corporation (i) does hereby cancel the 1998 Designations and any other previous rights, preferences or designations for the Preferred Stock, (ii) does hereby provide for the issuance of a series of preferred stock, par value $0.001 per share, of the Corporation to be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), which shall be issued at an original issuance price of $5.44 per share and (iii) does hereby fix and herein state and express the powers, designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereon, of the Series A Preferred, as follows:

         1. NUMBER OF SHARES AND DESIGNATION. 1,000,000 shares of the preferred stock, par value $0.001 per share, of the Corporation are hereby constituted as a series of the Preferred Stock designated as the Series A Convertible Preferred Stock.

         2. DEFINITIONS. For purposes of the Series A Preferred Stock, the following terms shall have the meanings indicated:

         "BOARD OF DIRECTORS" means the board of directors of the Corporation or any committee authorized by such Board of Directors.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

         "CLOSING PRICE" of the Common Stock on any day means on such day the reported last sales price for the Common Stock or, in case no sale takes place on such day, the average of the reported closing bid and asked prices for the Common Stock, in either case as reported on The National Market System ("The Nasdaq National Market") of the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"), or if the Common Stock is not quoted on The Nasdaq National Market, on the principal national securities exchange on which the Common Stock shall then be listed or admitted for trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices for the Common Stock on such day in the over-the-counter market as reported by Nasdaq or, if bid and asked prices for the Common Stock on each such date shall not have been reported by


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Nasdaq, the average of the bid and asked prices of the Common Stock for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board of Directors or, if no such quotations are available, the Fair Market Value of the Common Stock furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

         "COMMON STOCK" means the Common Stock of the Corporation, par value $0.001 per share.

         "CONVERSION PRICE" means the conversion price per share of Common Stock into which the Series A Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial Conversion Price will be $20.00.

         "CONVERSION NOTICE" shall have the meaning specified in paragraph (b) of Section 7 hereof.

         "CURRENT MARKET PRICE" per share of Common Stock on any date means the average of the daily Closing Prices for the 30 consecutive Trading Days commencing 45 Trading Days before the date of determination.

         "DIVIDEND PAYMENT DATE" shall have the meaning set forth in paragraph
(a) of Section 3 hereof.

         "DIVIDEND PAYMENT RECORD DATE" shall have the meaning set forth in paragraph (a) of Section 3 hereof.

         "DIVIDEND PERIODS" means quarterly dividend periods commencing on March 31, June 30, September 30 and December 31 of each year and ending on and including the day preceding the last day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include December 30, 2000).

         "FAIR MARKET VALUE" means fair market value as determined in good faith by the Board of Directors, after consultation with an investment banker of recognized national standing, which determination shall be evidenced by a resolution of the Board of Directors.

         "ISSUE DATE" means the first date on which shares of Series A Preferred Stock are issued.

         "LAW" means any state, federal, foreign or local statute, law, ordinance, regulation, rule, code, judgment or decree of any jurisdiction, government or governmental agency or authority and any enforceable judicial or administrative interpretation thereof.

         "LIQUIDATION PREFERENCE" means an amount equal to $5.44 per share of Series A Preferred Stock, subject to change in accordance with Section 3 hereof, including, without limitation, Accumulated Dividends.


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         "PERSON" means any individual, firm, partnership, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "SECURITIES" shall have the meaning set forth in paragraph (d)(iii) of
Section 7 hereof.

         "TRADING DAY" with respect to Common Stock means (i) if the Common Stock is quoted on The Nasdaq National Market System, or any similar system of automated dissemination of quotations or securities prices, a day on which trades may be made on such system, (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or another a national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business, (iii) if not quoted or listed as described in clause (i) and (ii), days on which quotations are reported by the National Quotation Bureau Incorporated or (iv) otherwise, any Business Day.

         "TRANSACTION" shall have the meaning set forth in paragraph (e) of
Section 7 hereof.

         "TRANSFER AGENT" means StockTrans, Inc. or such other agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series A Preferred Stock.

         3.   DIVIDENDS.

         (a) The Corporation shall pay, and the holders of the shares of Series A Preferred Stock shall be entitled to receive, cumulative dividends from the Issue Date at a rate of 6% per annum on the amount of the then effective Liquidation Preference of the shares of Series A Preferred Stock. Dividends will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing December 31, 2000, for so long as any shares of Series A Preferred Stock are outstanding; provided, however, that if such date is not a Business Day, then the Dividend Payment Date shall be the next Business Day. The Corporation, in its sole discretion, may elect to pay dividend payments on any Dividend Payment Date in either cash or Common Stock. The Corporation will take all actions required or permitted under the DGCL to permit the payment of dividends on the shares of Series A Preferred Stock on the Dividend Payment Date. Dividends will accrue on a daily basis whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. If any dividend payable on any Dividend Payment Date is not declared and paid in full on such Dividend Payment Date, the amount so payable, to the extent not paid, shall automatically, without any action on the part of the Corporation or the holders of the shares of Series A Preferred Stock, be added to the then effective Liquidation Preference on the first Business Day following such Dividend Payment Date. Notwithstanding anything else contained herein, once any dividends for the preceding Dividend Period are added to the then effective Liquidation Preference, such dividends shall no longer be payable in cash or Common Stock and such dividends shall be deemed to have been fully paid. Dividends on any share of Series A Preferred Stock that are payable, and are punctually paid or duly provided for, on any Dividend Payment Date shall be paid in arrears to the Person in whose name such share of Series A Preferred Stock (or one or more predecessor shares of Series A Preferred Stock) is registered at


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the close of business on the Dividend Payment Record Date. For any Dividend
Period for which the Corporation elects to pay dividends on the Series A Preferred Stock in Common Stock, the number of shares of Common Stock payable on each share shall be equal to the dividend due per share divided by the average of the Closing Prices of the Common Stock on the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Dividend Payment Date for such Dividend Period. No fractional shares of Common Stock shall be issued as dividends on the Series A Preferred Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash to such holder. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the number of shares of Series A Preferred Stock held by each such holder.

         (b) The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by multiplying the annual dividend rate by the Liquidation Preference as of the first day of the Dividend Period and dividing the product therefrom by four (rounding down to the nearest cent). The amount of dividends payable for the initial Dividend Period on the Series A Preferred Stock, or any other period shorter or longer than a full Dividend Period on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of shares of Series A Preferred Stock to be redeemed on a redemption date falling between the close of business on a Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder converts such shares in accordance with Section 7 hereof). Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payment in cash, property or securities, in excess of the dividends on the Series A Preferred Stock provided for herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which are in arrears.

         (c) Notwithstanding any provision to the contrary contained herein, the Corporation shall not be obligated or permitted to pay any dividends on the Series A Preferred Stock to the extent that it is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of the Corporation or any of its subsidiaries.


         4.   LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series A Preferred Stock shall be entitled to receive the greater of
(i) the then effective Liquidation Preference, plus an amount per share equal to all dividends (whether or not or


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declared) accrued and unpaid thereon to the date of final distribution to such holders, or (ii) the amount per share that would be distributed among the holders of the Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each holder assuming conversion of all shares of Series A Preferred Stock pursuant to Section 7. No payment on account of any liquidation, dissolution or winding up of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series A Preferred Stock in respect of the distribution of assets upon dissolution, liquidation or winding up unless there shall likewise be paid at the same time to the holders of the Series A Preferred Stock like proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series A Preferred Stock and the holders of all outstanding shares of such parity stock are respectively entitled with respect to such distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series A Preferred Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock and any such other parity stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and any such other stock if all amounts payable thereof were paid in full. For the purpose of this Certificate of Designation, (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease, exchange or transfer of all or any part of the Corporation assets; (iii) a statutory share exchange or (iv) the transfer of the assets and liabilities of the Corporation's dental operating division to a direct or indirect wholly owned subsidiary of the Corporation ("PW") and the pro rata distribution of 80% or more of PW's capital stock to the holders of the Common Stock (the "Distribution") shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or senior to the Series A Preferred Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series A Preferred Stock, as provided in this Section 4, any other series or class or classes of stock ranking junior to the Series A Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series A Preferred Stock shall not be entitled to share therein.

         (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the stock record books of the Corporation.


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         5.   REDEMPTION

         (a) Subject to an earlier Conversion Notice, on [______], 2005 (the "Redemption Date"), the Corporation shall redeem all outstanding shares of Series A Preferred Stock in cash at a price per share equal to the then effective Liquidation Preference plus an amount equal to all accrued and unpaid dividends (whether or not declared) to the Redemption Date. Prior to the Redemption Date, the Corporation shall give the redemption notice as required by
Section 5(b) below.

         If funds legally available for redemption pursuant to this Section 5(a) shall be insufficient to redeem all of the outstanding shares of Series A Preferred Stock, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the number of outstanding shares of Series A Preferred Stock held by each holder thereof. The redemption requirements provided hereby shall be continuous, so that if such requirements cannot be fully discharged, without further action by any holder of the Series A Preferred Stock, funds legally available shall be applied therefor until such requirements are fulfilled.

         (b) In the event the Corporation shall be required to redeem all shares of Series A Preferred Stock pursuant to Section 5(a) above, the Corporation shall give notice of redemption by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each holder of record of shares of Series A Preferred Stock, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the Redemption Date; (ii) the redemption price and the method of calculation thereof; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) the then current conversion price and the method of converting the shares prior to the redemption date; and (v) that dividends on such shares shall cease to accrue on such Redemption Date. If the Corporation shall fail to give notice of redemption as required pursuant to this Section 5, then any holder shall be entitled to do so.

         On or after the Redemption Date, each holder of shares of Series A Preferred Stock shall surrender a certificate or certificates representing the number of shares of the Series A Preferred Stock to be redeemed as stated in the redemption notice. If the redemption notice shall have been duly given, unless the Corporation shall be in default in providing money for the payment of the redemption price (including any accrued and unpaid dividends to (and including) the Redemption Date), (i) dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on the Redemption Date, (ii) said shares shall be deemed no longer outstanding, and (iii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the monies payable upon redemption without interest thereon) shall cease on the Redemption Date, or if earlier, on the date specified in the following sentence. The Corporation's obligation to provide monies in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company funds necessary for such redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be applied to the redemption of the shares of Series A Preferred Stock to be so redeemed.


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Any interest accumulated on such funds shall be paid to the Corporation from time to time. Any funds so deposited and unclaimed at the end of two years from the Redemption Date shall be released or repaid to the Corporation, after which, subject to any applicable laws relating to escheat or unclaimed property, the holder or holders of such shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the redemption price.

         Upon surrender in accordance with the notice of redemption of the certificates for the shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice of redemption shall so state), such shares shall be redeemed by the Corporation at the applicable redemption price aforesaid.

         Notwithstanding the foregoing, if notice of redemption has been given pursuant to this Section 5 and any holder of shares of Series A Preferred Stock shall, prior to the close of business on (i) the Redemption Date, or (ii) if the Corporation shall so elect and state in the notice of redemption, the Business Day immediately before the date (which date shall be the Redemption Date or an earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation irrevocably deposits with a designated bank or trust company as paying agent, money sufficient to pay, on the Redemption Date, the redemption price for the shares of Series A Preferred Stock to be redeemed, give a Conversion Notice with respect to any or all of the shares to be redeemed held by such holder, then the conversion of such shares to be redeemed shall become effective as provided in Section 7.

         (c) Notwithstanding any provision to the contrary contained herein, the Corporation shall not be obligated or permitted to redeem or otherwise acquire any shares of Series A Preferred Stock to the extent that it is prohibited from doing so under any agreements, documents or instruments related to any outstanding indebtedness for borrowed money of the Corporation or any of its subsidiaries.


         6. SHARES TO BE RETIRED. All shares of Series A Preferred Stock purchased, redeemed, exchanged or converted by the Corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series and may thereafter be reissued.

         7. CONVERSION. Holders of shares of Series A Preferred Stock shall have the right to convert all or a portion of such shares (including fractions of such shares) into shares of Common Stock, as follows:

         (a)      Subject to and upon compliance with the provisions of this
Section 7, a holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at any time to convert any of such shares (or fractions thereof) into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate then effective Liquidation Preference of the shares to be converted by the Conversion Price and by surrender of such shares, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares subject to a notice of redemption pursuant to Section 5 hereof shall terminate at the close of business on (i) the Redemption Date, or (ii) if the Corporation shall so elect and state


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in the notice of redemption, the Business Day immediately before the date (which date shall be the Redemption Date or any earlier date not less than 30 days after the date of mailing of the redemption notice) on which the Corporation irrevocably deposits with a designated bank or trust company as paying agent, money sufficient to pay, on the Redemption Date, the redemption price for the shares of Series A Preferred Stock to be redeemed. If a part of a share of Series A Preferred Stock is converted, then the Corporation will convert such share into the appropriate number of shares of Common Stock (subject to paragraph (c) of this Section 7) and issue a fractional share of Series A Preferred Stock evidencing the remaining interest of such holder.

         (b) In order to exercise the conversion right, the holder of each share of Series A Preferred Stock (or fraction thereof) to be converted shall give written notice to the Transfer Agent that the holder thereof elects to convert Series A Preferred Stock or a specified portion thereof (the "Conversion Notice"). Concurrently with, or as soon as practicable after, the delivery of the Conversion Notice, the holder electing to convert shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series A Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or are not required to be paid).

         Holders of shares of Series A Preferred Stock at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date (unless the Redemption Date is between the close of business on such Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date in which case, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, the holder of such shares will receive such dividend payment together with all other accrued and unpaid dividends on the Redemption Date, unless such holder first converts such shares pursuant to the provisions of this
Section 7) notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the Dividend Payment with respect to the period ending on the Dividend Payment Date and the holder of such shares of Series A Preferred Stock on a Dividend Payment Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on or prior to the corresponding Dividend Payment Date will receive the entire dividend payable by the Corporation on such shares of Series A Preferred Stock on such date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

         As promptly as practicable after the surrender of certificates for shares of Series A Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such


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

holder, or on such holder's written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice shall have been received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect at the close of business on the date prior to the date the Conversion Notice is received. All shares of Common Stock delivered upon conversion of the Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable.

         (c) In connection with the conversion of any shares of Series A Preferred Stock, fractions of such shares may be converted; however, no fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock (or fraction thereof), the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the Closing Price of Common Stock on the Trading Day immediately preceding the day of conversion multiplied by the fraction of a share of Common Stock represented by such fractional interest. If more than one share (or fraction thereof) shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

         (d) The Conversion Price shall be adjusted from time to time as follows:

                  (i)      In case the Corporation shall after the Issue Date
                           (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or split its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above had such share been surrendered for conversion immediately prior to the occurrence


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

                           of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the effective date in the case of a subdivision, split, combination or reclassification. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below.

                  (ii) In case the Corporation shall issue after the Issue Date rights or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the issuance date) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price per share of Common Stock at the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effective immediately prior to the date of issuance of such rights or warrants by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of shares which the aggregate proceeds from the exercise of such rights or warrants for Common Stock would purchase at such Current Market Price, and the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to any such issuance) and (2) the number of additional shares of Common Stock that are subject to such rights or warrants. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after such record date. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Current Market Price, there shall be taken into account the Fair Market Value of any consideration received by the Corporation upon issuance and upon exercise of such rights or warrants.

                  (iii) In case the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock after the Issue Date of any shares of capital stock of the Corporation or its subsidiaries (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends payable solely in cash that may from time to time be fixed by the Board of Directors, or dividends or distributions in connection with the liquidation, dissolution or winding up of the Corporation) or rights or warrants to subscribe for or purchase any of its securities or those of its subsidiaries (excluding those referred to in subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case, the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (A) the Conversion Price in effect on the record date mentioned below by (B) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then Fair Market Value as of such record date of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock on such record date; provided, however, that in the event the then Fair Market Value (as so determined) of the portion of Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall have the right to receive the amount and kind of Securities such holder would have received had such holder converted each such share of Series A Preferred Stock immediately prior to the record date for the distribution of the Securities. Such adjustment shall become effective immediately, except as provided in paragraph (h) below, after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv)     Notwithstanding anything in subparagraphs (ii) and
                           (iii) above, if rights or warrants the distribution of which results an adjustment under either of such subparagraphs shall by their terms provide for an increase or increases with the passage of time or otherwise in the price payable to the Corporation upon the exercise thereof, the Conversion Price upon any such increase becoming effective shall forthwith be readjusted (but to no greater extent than originally adjusted by reason of such issuance or sale) to reflect the same. Upon the expiration or termination of such rights or warrants, if any such rights or warrants shall not have been exercised, then the Conversion Price shall forthwith be readjusted and thereafter be the rate which it would have been had an adjustment been made on the basis that (A) the only rights or warrants so issued or sold were those so exercised and they were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the granting of all such options, rights or warrants whether or not exercised and (B) the Corporation issued and sold a number of shares of Common Stock equal to those actually issued upon exercise of such rights, and such shares were issued and sold for a consideration equal to the aggregate exercise price in effect under the exercise rights actually exercised at the respective dates of their exercise. For purposes of subparagraphs (ii) and (iii), the aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of rights or warrants shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such rights or warrants into shares of Common Stock.

                  (v) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of the Common Stock cash (excluding any cash that is distributed as part of a distribution referred to in subparagraph (iii) above or in connection with a transaction to which paragraph (e) of this Section 7 applies) in an aggregate amount that, together with
                           (A) the aggregate amount of any other distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the date fixed for the determination of stockholders entitled to such distribution and in respect of which no Conversion Price adjustment pursuant to subparagraph
                           (iii) above or this subparagraph (v) has been made previously and (B) the aggregate of any cash plus the Fair Market Value as of such date of determination of consideration payable in respect of any tender or exchange offer by the Corporation or a subsidiary for all or any portion of the Common Stock consummated within 12 months preceding such date of determination and in respect of which no Conversion Price adjustment pursuant to subparagraph (vi) below has been made previously, exceeds the greater of (A) 1% of the product of the Current Market Price per share of Common Stock on such date of determination multiplied by the number of shares of Common Stock outstanding on such date or (B) 5% of the net income of the Corporation reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the Conversion Price shall be reduced so that it shall equal the price obtained by multiplying the Conversion Price in effect immediately prior to the close of business on such date of determination by a fraction of which the numerator shall be the Current Market Price per share of Common Stock on such date less the amount of cash to be distributed at such time applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day after such date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of Common Stock on the record date mentioned above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall have the right to receive the amount of cash such holder would have received had such holder converted each such share of Series A Preferred Stock immediately prior to the record date for such distribution.

                  (vi) In case a tender or exchange offer made by the Corporation or any subsidiary for all or any portion of the Common Stock shall be consummated and such tender or exchange offer shall involve an aggregate consideration having a Fair Market Value as of the last time (the "Expiration Time") that tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that, together with (A) the aggregate of the cash plus the Fair Market Value as of the Expiration Time of the other consideration paid in respect of any other tender or exchange offer by the Corporation or a subsidiary for all or any portion of the Common Stock consummated within the 12 months preceding the Expiration Time and in respect of which no Conversion Price adjustment pursuant to this subparagraph (vi) has been made previously and (B) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the 12 months preceding the Expiration Time and in respect of which no Conversion Price adjustment pursuant to subparagraphs (iii) or (v) above has been made previously, exceeds the greater of (A) 1% of the product of the Current Market Price per share of Common Stock on such date of determination multiplied by the number of shares of Common Stock outstanding on such date or (B) 5% of the net income of the Corporation reported for the 12 month period ending with the fiscal quarter next preceding such payment, then in each such case the Conversion Price shall be reduced so that it shall equal the price obtained by multiplying the Conversion Price in effect immediately prior the Expiration Time by a fraction of which the numerator shall be (x) the product of the Current Market Price per share of Common Stock immediately prior to the Expiration Time multiplied by the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (y) the Fair Market Value of the aggregate consideration payable to stockholders upon consummation of such tender or exchange offer and the denominator shall be the product of (A) such Current Market Price multiplied by (B) such number of outstanding shares at the Expiration Time minus the number of shares accepted for payment in such tender or exchange offer (the "Purchased Shares"), such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time; provided, however, that if the number of Purchased Shares or the aggregate consideration payable therefor have not been finally determined by such opening of business, the adjustment required by this subparagraph (vi) shall, pending such final determination, be made based upon the preliminarily announced results of such tender or exchange offer, and, after such final determination shall have been made, the adjustment required by this subparagraph (vi) shall be made based upon the number of Purchased Shares and the aggregate consideration payable therefore as so finally determined.

                  (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided, however, that any adjustment shall be required and shall be made in accordance with the provisions of this Section 7 (other than this subparagraph (vii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Notwithstanding anything in this paragraph (d) to the contrary, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets or any other transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, hereafter made by the Corporation to its stockholders shall not be taxable for such stockholders.


         Notwithstanding the foregoing, the Distribution will not result in a Conversion Price adjustment.


         (e) Without the vote or consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person (each of the foregoing being referred to as a "Transaction") unless (i) if the Corporation is the surviving or continuing Person, the Series A Preferred Stock shall remain outstanding without any amendment that would adversely affect the preferences, rights or powers of the Series A Preferred Stock, provided that the Series A Preferred Stock will thereafter no longer be subject to conversion into Common Stock pursuant to Section 7, but each share of Series A Preferred Stock instead shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fractions thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction with the amount of shares of stock and other securities and property to be received determined based upon the Conversion Price and Liquidation Preference on the date of conversion, (ii) if the Corporation is not the surviving or continuing person, (a) the entity formed by such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of any State of the United States; and (b) the shares of Series A Preferred Stock are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights that the shares of Series A Preferred Stock had immediately prior to such Transaction, provided that the Series A Preferred Stock will thereafter no longer be subject to conversion into Common Stock pursuant to Section 7, but instead each share of Series A Preferred Stock shall be convertible into the kind of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fractions thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction with the amount of shares of stock and other securities and property to be received determined based upon the Conversion Price and Liquidation Preference on the date of conversion; and (iii) the Corporation shall have delivered to the Transfer Agent an Officers' Certificate and an opinion of counsel, reasonably satisfactory in form and content, each stating that such consolidation, merger, conveyance or transfer complies with this Section 7 and that all conditions precedent herein provided for relating to such transaction have been complied with. The provisions of this paragraph (e) shall similarly apply to successive Transactions. The provisions of this paragraph (e) shall not apply to the Distribution.


         (f)      If:

                  (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock that would cause an adjustment to the Conversion Price of the Series A Preferred Stock pursuant to the terms of any of the paragraphs above (including such an adjustment that would occur but for the terms of the first sentence of subparagraph (d)(vii) above); or

                  (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                  (iii) there shall be any reclassification or change of the Common Stock (other than an event to which paragraph
                           (d)(i) of this Section 7 applies);


                  (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                  (v) the Corporation or any subsidiary shall commence a tender offer or exchange offer for all or a portion of its Common Stock;

then, the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series A Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 30 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, change, dissolution, liquidation or winding up is expected to become effective or occur or the expiration date of any such tender offer or exchange offer, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, dissolution, liquidation or winding up.

         (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officers' certificate signed by the President or a Vice President and the Chief Financial Officer or the Secretary setting forth the Conversion Price after such adjustment, the method of calculation thereof and setting forth a brief statement of the facts requiring such adjustment and upon which such adjustments are based. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the facts requiring such adjustment and upon which such adjustments are based and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holder of each share of Series A Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

         (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective immediately after a record date for an event and the date fixed for conversion pursuant to Section 7 occurs after such record date but before the occurrence of such event, the Corporation may defer until the actual occurrence of such event (i) issuing to the holder of any share of Series A Preferred Stock surrendered for conversion the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

         (i) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation or any corporation controlled by the Corporation.

         (j) There shall be no adjustment of the Conversion Price in case of the issuance of any stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made and such adjustment shall be the amount of adjustment which results in the lowest Conversion Price.

         (k) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series A Preferred Stock, the Conversion Price for the Series A Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

         (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted. For purposes of this paragraph (1), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

         (m) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the shares of Series A Preferred Stock (or any other securities issued on account of the Series A Preferred Stock pursuant hereto) or shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Series A Preferred Stock (or any other securities issued on account of the Series A Preferred Stock pursuant hereto) or shares of Common Stock in a name other than the name in which the shares of Series A Preferred Stock with respect to which such Common Stock shares are issued were registered and the Corporation shall not be required to make any issue or delivery unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not required to be paid.

         (n) The Corporation shall not take any action which results in adjustment of the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock if the total number of shares of Common Stock issuable after such action upon conversion of the Series A Preferred Stock then outstanding, together with the total number of shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized under the Corporation's Certificate of Incorporation. Subject to the foregoing, the Corporation shall take all such actions as it may deem reasonable under the circumstances to provide for the issuance of such number of shares of Common Stock as would be necessary to allow for the conversion from time to time, and taking into account adjustments as herein provided, of outstanding shares of the Series A Preferred Stock in accordance with the terms and provisions of the Corporation's Certificate of Incorporation.

         8. RANKING. Any class or series of stock of the Corporation shall be deemed to rank:

                  (i) senior to the Series A Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the terms of any class or series of stock expressly provide that such class or series rank senior to the Series A Preferred Stock as to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up;

                  (ii) on a parity with the Series A Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series A Preferred Stock, if the terms of any class or series of stock expressly provide that such class or series rank on parity with the Series A Preferred Stock as to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up;

                  (iii) junior to the Series A Preferred Stock, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if the terms of any class or series of stock expressly provide that such class or series rank junior to the Series A Preferred Stock as to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up.

         9. VOTING. Except as herein provided or as otherwise from time to time required by law, each holder of shares of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to such number of votes as is equal to the largest number of full shares of Common Stock into which the shares of Series A Preferred Stock held by such holder could be converted, pursuant to and as determined under Section 7 herein, on the record date for the determination of stockholders entitled to vote on such matters or, if no record date is established, on the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or otherwise expressly provided herein, shares of Series A Preferred Stock and shares of Common Stock shall be voted together as a single class and not as separate classes.

         10. AUTOMATIC EXCHANGE. Upon consummation of the Distribution, each outstanding share of Series A Preferred Stock will automatically be exchanged for ten shares of PW series A convertible redeemable preferred stock (the "PW Series A Preferred Stock"). The PW Series A Preferred Stock, in the aggregate, will be convertible into that number of shares of the common stock of PW, par value $0.001 per share (the "PW Common Stock"), equal to the product of
(A) the quotient from (i) the number of outstanding shares of PW Series A Preferred Stock issued upon the exchange of the Series A Preferred Stock pursuant to this Section 10 (the "Exchanged Shares") divided by (ii) 10,000,000, multiplied by (B) the product of (i) 0.015 multiplied by (ii) the Fully Diluted PW Common Stock (as defined below). Therefore, each share of PW Series A Preferred Stock will be convertible into that number of shares of PW Common Stock equal to the quotient from (A) the aggregate number of shares of PW Common Stock issuable upon the conversion of all of the PW Series A Preferred Stock derived in the previous sentence, divided by (B) the number of Exchanged Shares. "Fully Diluted PW Common Stock" for purposes hereof shall mean all shares of PW Common Stock outstanding immediately after the Distribution; all shares of PW Common Stock issuable upon the exercise of options, warrants or other rights to acquire PW Common Stock outstanding immediately after the Distribution not held by employees, officers, directors and consultants of PW, assuming all such options, warrants or other rights to acquire PW Common Stock are fully exercised at such time regardless of when such options, warrants or other rights to acquire PW Common Stock are actually exercisable; and all shares of PW Common Stock issuable upon the conversion of all PW preferred stock (including the PW Series A Preferred Stock), assuming the conversion of all such PW preferred stock at such time regardless of when such PW preferred stock is actually convertible.


         For each share of Series A Preferred Stock exchanged for shares of PW Series A Preferred Stock pursuant to this Section 10, the record holder thereof on the date of the Distribution shall receive, in lieu of receiving the dividend normally payable on the next Dividend Payment Date fixed therefor, a dividend payment equal to the accrued and unpaid dividends on such share of Series A Preferred Stock to the date of the Distribution from the Corporation on the date of the exchange.

         The initial Liquidation Preference of the PW Series Preferred Stock shall be equal to the Liquidation Preference of the Series A Preferred Stock in effect on the date of the Distribution divided by ten. The initial Conversion Price of the PW Series Preferred Stock shall be equal to the Conversion Price of the Series A Preferred Stock in effect on the date of the Distribution divided by ten. The PW Series A Preferred Stock shall otherwise have designations, rights and preferences substantially identical to the designations, rights and preferences set forth herein for the Series A Preferred Stock, except as necessary to affect the foregoing.


         11. RECORD HOLDERS. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         12. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing. The notices contemplated in
Section 7(b) shall be deemed to have been given upon receipt. In all other cases, notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three business days after the mailing of such notice if sent by registered mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Corporation, to its offices at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339 (Attention: Chief Financial Officer) or other agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

         13. SEC REPORTS; REPORTS BY THE CORPORATION. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall file with the SEC and, within 15 days after it files them with the SEC, with the Transfer Agent and, if requested, furnish to each holder of shares of Series A Preferred Stock all annual and quarterly reports and the information, documents, and other reports that the Corporation is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event the Corporation is not required or shall cease to be required to file SEC Reports pursuant to the Exchange Act, the Corporation will furnish the Transfer Agent and, if requested, furnish to each holder of shares of Series A Preferred Stock annual and quarterly financial information substantially similar (including audited annual financial statements) to that required to be provided in reports filed with the SEC.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the [__] day of [_____], 2000.

                                      INFOCURE CORPORATION


                                      By:
                                           -------------------------------------
                                           Fredrick L. Fine
                                           President and Chief Executive Officer


ATTEST:


By:
     ---------------------------
     James K. Price
     Secretary